Management's Assertion

As of and for the year ended December 31, 2005, Midland Loan Services, Inc. ("Midland"), an indirect wholly-owned subsidiary of The PNC Financial Services Group, Inc. ("PNC"), has complied, in all material respects, with Midland's established minimum servicing standards for commercial loans and multifamily servicing as set forth in Appendix I (the "Standards"). The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing commercial and multifamily loans.

As of and for this same period, Midland was covered by an errors and omissions policy in the amount of $25,000,000, a fidelity bond in the amount of $50,000,000 and PNC's fidelity bond in the amount of $100,000,000.

MIDLAND LOAN SERVICES, INC.

/s/ Douglas D. Danforth	/s/ Steven W. Smith	/s/ Dave J. Bodi
Douglas D. Danforth	Steven W. Smith	Dave J. Bodi
President &	Executive Vice-President &	Executive Vice-President &
Chief Executive Officer	Co-Chief Operating Officer	Co-Chief Operating Officer

February 17, 2006

A Member of The PNC Financial Services Group
10851 Mastin P.O. Box 25965 Shawnee Mission Kansas 66225-5965
www.midlandls.com 913 253 9000 T 913 253 9001 F

MIDLAND LOAN SERVICES, INC.

APPENDIX I—MLS's MINIMUM SERVICING STANDARDS

I.    CUSTODIAL BANK ACCOUNTS

1		Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

	●	Be mathematically accurate
	●	Be prepared within forty-five (45) calendar days after the cutoff date
	●	Be reviewed and approved by someone other than the person who prepared the reconciliation
	●	Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.		Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3.		Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4.		Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.    MORTGAGE PAYMENTS

1	Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3.	Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.	Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III.    DISBURSEMENTS

1	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3.
Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.
Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5.	Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6.	Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.    INVESTOR ACCOUNTING AND REPORTING

1.
The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.    MORTGAGOR LOAN ACCOUNTING

1.	The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on adjustable rate mortgage loans shall be computed based on the related mortgage note and any adjustable rate mortgage rider.

3.	Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

VI.    INSURANCE POLICIES

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.